Exhibit 99.2

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com

BUCA, Inc. Receives Nasdaq Staff Determination

Regarding Minimum Bid Price

Minneapolis, Minnesota, August 11, 2008. BUCA, Inc. (NASDAQ: BUCA) announced today that it received a Nasdaq Staff Determination (the “Staff Determination”) on August 7, 2008 indicating that the company is not in compliance with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(5), and that the company’s securities are, therefore, subject to delisting from The Nasdaq Global Market. Accordingly, unless the company requests a hearing to appeal the Staff Determination before a Nasdaq Listing Qualifications Panel (the “Panel”), the Staff Determination states that trading of the Company’s common stock will be suspended at the opening of business on August 18, 2008 and the company’s securities will be delisted from The Nasdaq Stock Market. The company intends to request such a hearing before the Panel. Submission of a hearing request not later than 4:00 p.m. Eastern Time on August 14, 2008 will stay the suspension of trading of the company’s common stock and the delisting of the company’s securities pending the Panel’s decision. There can be no assurance that the Panel will grant the company’s request for continued listing.

About BUCA, Inc.

BUCA, Inc. owns and operates 88 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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